Exhibit 5.2


                                    July 10, 1995


Alex. Brown Incorporated
135 East Baltimore Street
Baltimore, Maryland  21202

Ladies and Gentlemen:

     You have requested me, as Secretary and General Counsel of Alex.
Brown Incorporated (the "Company"), to render my opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-3 (as the same may be amended or supplemented from time to time, the "Registration Statement"), including the Prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), with respect to the following securities (collectively, the "Securities"): (i) debt securities of the Company ("Debt Securities"), and (ii) debt securities of the Company convertible or exchangeable into shares of Common Stock, par value $.10 per share ("Common Stock"), of the Company ("Convertible Debt Securities"), to be issued from time to time in one or more series, on terms to be determined at the time of offering.
The aggregate gross proceeds from the offer, sale and distribution of the Securities under the Registration Statement will not exceed $150 million.

     The Securities are to be issued from time to time as (i) senior indebtedness (including senior indebtedness convertible or exchangeable into shares of Common Stock) of the Company under an indenture between the Company, as issuer, and Chemical Bank Corporation, trustee, in substantially the form included in the Registration Statement as Exhibit 4.1, or
(ii) subordinated indebtedness (including subordinated indebtedness convertible or exchangeable into shares of Common Stock) of the Company under an indenture between the Company, as issuer, and Bankers Trust Company, trustee, in substantially the form included in the Registration Statement as Exhibit
4.2 (collectively, the "Indentures").

     I am familiar with the Company's Charter and By-Laws, as amended to date, and have examined the originals, or copies certified or otherwise identified to my

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Alex. Brown Incorporated                2               July 10, 1995

satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinions expressed herein. I am, or someone under my supervision is, familiar with the forms of the Indentures and the Securities.

     Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that

    (i) The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

   (ii) When executed by a duly authorized officer of the Company, the Indentures and the Debt Securities and Convertible Debt Securities will have been duly authorized by the Company.

  (iii) The Common Stock issuable pursuant to the conversion or exchange of Convertible Debt Securities is duly authorized and, when issued upon such conversion or exchange in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

    I am admitted to practice in the State of Maryland. The opinions set forth herein are limited to matters of the General Corporation Law of the State of Maryland. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me appearing under the heading "Legal Matters" contained in the Prospectus.

                                            Very truly yours,


                                            /s/ Robert F. Price
                                                Robert F. Price
                                                Secretary and General Counsel

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